Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and the cover page and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, and to the incorporation by reference of our reports dated January 23, 2013 for the Northern Institutional Funds in the Registration Statement (Form N-1A) of Northern Institutional Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 71 to the Registration Statement under the Securities Act of 1933 (Registration No. 002-80543).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

March 19, 2013